                                 AMENDMENT NO. 1
                                       TO
           SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES
                                    AGREEMENT

     The Second Amended and Restated Master Administrative Services Agreement (the "Agreement"), dated July 1, 2006, by and between Invesco Aim Advisors, Inc., formerly A I M Advisors, Inc., a Delaware corporation, and AIM Investment Securities Funds, a Delaware statutory trust is hereby amended as follows:

                                   WITNESSETH:

     WHEREAS, the parties desire to amend the Agreement to add a new portfolio - AIM Dynamics Fund and to change the name of AIM Intermediate Government Fund to AIM U.S. Government Fund and AIM Total Return Bond Fund to AIM Core Bond Fund.

     NOW, THEREFORE, the parties agree as follows;

     1. Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:

                                   "APPENDIX A
                                 FEE SCHEDULE TO
           SECOND AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES
                                  AGREEMENT OF
                         AIM INVESTMENT SECURITIES FUNDS


PORTFOLIOS                           EFFECTIVE DATE OF AGREEMENT
----------------------------------   ---------------------------
AIM Core Bond Fund                           July 1, 2006
AIM Dynamics Fund                           April 30, 2008
AIM Global Real Estate                       July 1, 2006
AIM High Yield Fund                          July 1, 2006
AIM Income Fund                              July 1, 2006
AIM Limited Maturity Treasury Fund           July 1, 2006
AIM Money Market Fund                        July 1, 2006
AIM Municipal Bond Fund                      July 1, 2006
AIM Real Estate Fund                         July 1, 2006
AIM Short Term Bond Fund                     July 1, 2006
AIM U.S. Government Fund                     July 1, 2006

     The Administrator may receive from each Portfolio reimbursement for costs or reasonable compensation for such services as follows:

Rate*    Net Assets
------   ------------------
0.023%   First $1.5 billion
0.013%   Next $1.5 billion
0.003%   Over $3 billion

* Annual minimum fee is $50,000. An additional $10,000 per class of shares is charged for each class other than the initial class. The $10,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000."

     All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

Dated: April 30, 2008
                                        INVESCO AIM ADVISORS, INC.


Attest: /s/ Stephen R. Rimes            By: /s/ John M. Zerr
        -----------------------------       ------------------------------------
        Assistant Secretary                 John M. Zerr
                                            Senior Vice President

(SEAL)
                                        AIM INVESTMENT SECURITIES FUNDS


Attest: /s/ Stephen R. Rimes            By: /s/ John M. Zerr
        -----------------------------       ------------------------------------
        Assistant Secretary                 John M. Zerr
                                            Senior Vice President

(SEAL)